Exhibit 99.1

MICHAEL KORS

Michael Kors Holdings Limited Announces Fourth Quarter and Annual Fiscal 2015 Results

Fourth Quarter Total Revenue Increased 17.8% (Increased 23.3% on a Constant Currency Basis)

Fourth Quarter Diluted EPS increased 15.4% to $0.90 (Increased 23.1% on a Constant Currency Basis)

London — May 27, 2015 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global luxury lifestyle brand, today announced its financial results for the fourth quarter and fiscal year ended March 28, 2015.

For the fourth quarter ended March 28, 2015:

•	Total revenue increased 17.8% to $1.1 billion from $917.5 million in the fourth quarter of fiscal 2014. On a constant currency basis, total revenue increased 23.3%.

•	Retail net sales increased 14.9% to $469.4 million driven by 121 net new store openings since the end of the fourth quarter of fiscal 2014 and e-commerce sales from the recently launched U.S. e-commerce site, partially offset by a 5.8% decrease in comparable store sales. On a constant currency basis, retail net sales grew 21.1%, and comparable store sales decreased 1.7%. Wholesale net sales increased 20.4% to $570.4 million and on a constant currency basis, wholesale net sales grew 25.8%. Licensing revenue increased 16.5% to $41.3 million.

•	Total revenue in North America increased 13.7% to $840.5 million, with a 6.7% decrease in comparable store sales. On a constant currency basis, revenue in North America grew 14.3%, with a 5.8% decrease in comparable store sales. European revenue grew 33.5% to $219.8 million, with comparable store sales decreasing 5.6%. On a constant currency basis, revenue in Europe grew 59.5%, with an 11.0% increase in comparable store sales. Revenue in Japan increased 42.7% to $19.2 million, with comparable store sales growth of 12.4%. On a constant currency basis, revenue in Japan grew 65.0%, with a 30.0% increase in comparable store sales.

•	Gross profit increased 14.8% to $630.8 million, and as a percentage of total revenue was 58.4%. Gross profit margin was reduced by approximately 30 basis points due to the change in foreign currency exchange rates. This compares to 59.9% in the fourth quarter of fiscal 2014.

•	Income from operations was $256.2 million, or 23.7% as a percentage of total revenue. This compares to $245.9 million, or 26.8% as a percentage of total revenue, for the fourth quarter of fiscal 2014.

•	Net income was $182.6 million, or $0.90 per diluted share, based on a 29.4% tax rate and 203.2 million weighted average diluted shares outstanding, which included an unfavorable impact related to foreign currency exchange rates of approximately $0.06 per share. Net income for the fourth quarter of fiscal 2014 was $161.0 million, or $0.78 per diluted share, based on a 34.6% tax rate and 207.0 million weighted average diluted shares outstanding.

•	At March 28, 2015, the Company operated 526 retail stores, including concessions, compared to 405 retail stores, including concessions, at the end of the same prior-year period. The Company had 202 additional retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 728 Michael Kors stores worldwide at the end of the fourth quarter of fiscal 2015.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “Fiscal 2015 marked another year of sales and earnings growth in excess of 30%. While we were faced with a number of headwinds in the fourth quarter, we were pleased with the strong performance across our segments and geographies. We believe that our results demonstrate the strength of the Michael Kors brand as

MICHAEL KORS

our luxury products continue to resonate with consumers worldwide. Looking at Fiscal 2016, this will be a year of strategic investments as we continue to develop our powerful platform to support the numerous growth initiatives that are now underway. We see multiple top line growth opportunities through international expansion, digital e-commerce flagships, new store openings and additional shop-in-shop conversions in our wholesale channel. We plan to expand upon our ready-to-wear and footwear categories and fully develop our global men’s business. In addition, we plan to capitalize on wearable technology in watches and other categories, as innovation and demand in this area continue to advance. Longer term, as we execute on these growth strategies and begin to cycle our strategic investments, we expect to deliver accelerated and sustainable earnings growth and continue to return value to our shareholders.”

For the fiscal year ended March 28, 2015:

•	Total revenue for the year increased 32.0% to $4.4 billion from $3.3 billion in fiscal 2014. On a constant currency basis, total revenue increased 34.3%.

•	Retail net sales increased 34.0% to $2.1 billion. Comparable store sales increased 10.3%. On a constant currency basis, retail net sales grew 36.7%, and comparable store sales increased 11.9%. Wholesale net sales increased 30.9% to $2.1 billion and on a constant currency basis, wholesale net sales grew 33.0%. Licensing revenue increased 22.4% to $171.8 million.

•	Gross profit for the year increased 31.3% to $2.6 billion, and as a percentage of total revenue was 60.6% This compares to 60.9% in fiscal 2014.

•	Income from operations for the year was $1.3 billion and as a percentage of total revenue was 28.8%. For fiscal 2014, income from operations was $1.0 billion, or 30.5% as a percentage of total revenue.

•	Net income for the year was $881.0 million, or $4.28 per diluted share, based on 205.9 million weighted average diluted shares outstanding, which included an unfavorable impact related to foreign currency exchange rates of approximately $0.10 per share. Net income for fiscal 2014 was $661.5 million, or $3.22 per diluted share, based on 205.6 million weighted average diluted shares outstanding.

Share Repurchase Program

During the quarter, the Company repurchased 1,409,682 shares of the Company’s ordinary shares for approximately $92.0 million in open market transactions. In addition, in connection with the November 14, 2014 accelerated share repurchase program, 280,819 additional shares were delivered to the Company in January 2015. The Company also announced today that the Board of Directors approved an amendment to its share repurchase program on May 20, 2015, at its regularly scheduled Board meeting, authorizing the repurchase of up to an additional $500 million of the Company’s ordinary shares and extending the program through May 2017. This increases the initial repurchase authorization previously announced in November 2014 to $1.5 billion, of which approximately $1.0 billion is available for future repurchases over the next two years. Share repurchases may be made in open market or privately negotiated transactions, subject to market conditions, applicable legal requirements, trading restrictions under the Company’s insider trading policy, and other relevant factors. The program may be suspended or discontinued at any time.

Outlook

For the first quarter of fiscal 2016, the Company expects total revenue to be in the range of $930 million to $950 million. On a constant currency basis, total revenue is expected to increase in the high single digit range assuming a $60 million impact from the change in foreign currency rates. The Company expects a low double digit comparable store sales decrease on a reported basis and a mid-single digit decrease on a constant currency basis. Operating expense as a percentage of total revenue is expected to increase

MICHAEL KORS

550 to 600 basis points primarily due to global investments in our digital flagship, corporate talent, new stores, shop-in-shops, infrastructure and distribution. Diluted earnings per share are expected to be in the range of $0.74 to $0.78 for the first quarter of fiscal 2016. This assumes 202.5 million weighted average diluted shares outstanding and a tax rate of approximately 29%. The Company expects foreign currency to impact net income by approximately $14.0 million and EPS by approximately $0.07.

For fiscal 2016, the Company expects total revenue of approximately $4.7 billion to $4.8 billion. On a constant currency basis total revenue is expected to increase in the low to mid-teens range assuming a $200 million impact from the change in foreign currency rates. The Company expects flat comparable store sales on a reported basis, and a low single digit comparable store sales increase on a constant currency basis. Operating expense as a percentage of total revenue is expected to increase 110 to 140 basis points due to the above mentioned investments with less deleverage assumed in the second half than in the first half of fiscal 2016. Diluted earnings per share are expected to be in the range of $4.40 to $4.50 for fiscal 2016. This assumes 200.0 million weighted average diluted shares outstanding and a tax rate of approximately 29%. The Company expects foreign currency to impact net income by approximately $39.0 million and EPS by approximately $0.20.

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, May 27, 2015 at 8:00 a.m. ET. A replay of the call will be available today at 11:00 a.m. ET; to access the replay, dial 1-877-870-5176 for domestic callers or dial 1-858-384-5517 for international callers and enter access code 5969710. The conference call will also be webcast live in the investor relations section of www.michaelkors.com. The webcast will be accessible on the website for approximately 90 days after the call.

About Michael Kors

Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready to wear. His namesake company, established in 1981, currently produces a range of products through his Michael Kors and MICHAEL Michael Kors labels, including accessories, footwear, watches, jewelry, men’s and women’s ready to wear, and a full line of fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

Forward Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2014 (File No. 001-35368), filed on May 28, 2014 with the U.S. Securities and Exchange Commission.

MICHAEL KORS

Use of Non-GAAP Constant Currency Financial Measures

Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global Company, foreign currency exchange rates may have a significant effect on our reported results. We calculate constant currency measures and the related foreign currency impacts by translating the current-year’s reported amounts into comparable amounts using prior year’s foreign exchange rates for each currency. All constant currency performance measures discussed below should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP.”)

CONTACTS:

Investor Relations:

Michael Kors Holdings Limited

Krystyna Lack - VP, Treasurer

201-691-6133

InvestorRelations@MichaelKors.com

Or

ICR, Inc.

Jean Fontana

203-682-1214

jean.fontana@icrinc.com

Media:

ICR, Inc.

Alecia Pulman

646-277-1231

KorsPR@icrinc.com

MICHAEL KORS

SCHEDULE 1

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Years Ended
	March 28,	March 29,	March 28,	March 29,
	2015	2014	2015	2014

Net sales	$1,039,734	$882,043	$4,199,666	$3,170,522
Licensing revenue	41,250	35,409	171,803	140,321

Total revenue	1,080,984	917,452	4,371,469	3,310,843
Cost of goods sold	450,136	368,026	1,723,818	1,294,773

Gross profit	630,848	549,426	2,647,651	2,016,070
Total operating expenses	374,681	303,517	1,390,678	1,007,899

Income from operations	256,167	245,909	1,256,973	1,008,171
Other income	(1,721)	—	(3,117)	—
Interest expense, net	68	(16)	215	393
Foreign currency (gain) loss	(894)	(148)	4,052	131

Income before provision for income taxes	258,714	246,073	1,255,823	1,007,647
Provision for income taxes	76,072	85,035	374,800	346,162

Net income	$182,642	$161,038	$881,023	$661,485

Weighted average ordinary shares outstanding:
Basic	199,828,293	203,387,343	202,680,572	202,582,945
Diluted	203,195,838	206,973,550	205,865,769	205,638,107

Net income per ordinary share:
Basic	$0.91	$0.79	$4.35	$3.27
Diluted	$0.90	$0.78	$4.28	$3.22

Statements of Comprehensive Income:
Net income	$182,642	$161,038	$881,023	$661,485
Foreign currency translation adjustments	(44,469)	(3,262)	(91,293)	(34)
Net gains (losses) on derivatives	17,535	831	30,862	(2,878)

Comprehensive income	$155,708	$158,607	$820,592	$658,573

MICHAEL KORS

SCHEDULE 2

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 28,	March 29,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$978,922	$971,194
Receivables, net	363,419	298,006
Inventories	519,908	426,938
Deferred tax assets	27,739	30,539
Prepaid expenses and other current assets	127,443	50,492

Total current assets	2,017,431	1,777,169
Property and equipment, net	562,934	350,678
Intangible assets, net	61,541	48,034
Goodwill	14,005	14,005
Deferred tax assets	2,484	3,662
Other assets	33,498	23,425

Total assets	$2,691,893	$2,216,973

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$142,818	$143,563
Accrued payroll and payroll related expenses	62,869	54,703
Accrued income taxes	25,507	47,385
Deferred tax liabilities	3,741	—
Accrued expenses and other current liabilities	95,146	62,719

Total current liabilities	330,081	308,370
Deferred rent	88,320	76,785
Deferred tax liabilities	10,490	5,887
Other long-term liabilities	22,037	19,800

Total liabilities	450,928	410,842
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized, and 206,486,699 shares issued and 199,656,833 outstanding at March 28, 2015; 204,291,345 shares issued and 204,261,580 outstanding at March 29, 2014	—	—
Treasury shares, at cost (6,829,866 shares at March 28, 2015, and 29,765 at March 29, 2014)	(497,724)	(2,447)
Additional paid-in capital	636,732	527,213
Accumulated other comprehensive loss	(66,804)	(6,373)
Retained earnings	2,168,761	1,287,738

Total shareholders’ equity	2,240,965	1,806,131

Total liabilities and shareholders’ equity	$2,691,893	$2,216,973

MICHAEL KORS

SCHEDULE 3

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED SEGMENT DATA

($ in thousands)

(Unaudited)

		Three Months Ended		Fiscal Years Ended
		March 28,	March 29,	March 28,	March 29,
		2015	2014	2015	2014
Revenue by Segment and Region:
Retail net sales:	North America	$359,697	$325,425	$1,656,095	$1,318,887
	Europe	90,505	69,527	412,063	235,571
	Japan	19,167	13,428	66,420	38,547

Total Retail Net Sales		469,369	408,380	2,134,578	1,593,005

Wholesale net sales:	North America	458,580	395,323	1,662,540	1,335,545
	Europe	110,305	78,340	401,068	241,972
	Asia	1,480	—	1,480	—

Total Wholesale Net Sales		570,365	473,663	2,065,088	1,577,517

Licensing revenue:	North America	22,251	18,620	100,289	117,386
	Europe	18,999	16,789	71,514	22,935

Total Licensing Revenue		41,250	35,409	171,803	140,321

Total Revenue		$1,080,984	$917,452	$4,371,469	$3,310,843

Income from Operations:
Retail		$72,211	$89,720	$557,162	$467,248
Wholesale		166,075	139,512	610,886	459,774
Licensing		17,881	16,677	88,925	81,149

Total Income from Operations		$256,167	$245,909	$1,256,973	$1,008,171

Operating Margin:
Retail		15.4%	22.0%	26.1%	29.3%
Wholesale		29.1%	29.5%	29.6%	29.1%
Licensing		43.3%	47.1%	51.8%	57.8%
Total Operating Margin		23.7%	26.8%	28.8%	30.5%

	As of
	March 28, 2015		March 29, 2014
Store Count and Square Footage by Region:	Store Count	Square Footage	Store Count	Square Footage
North America	343	984,095	288	739,844
Europe	133	329,903	80	159,254
Japan	50	62,662	37	45,242

Total	526	1,376,660	405	944,340

MICHAEL KORS

SCHEDULE 4

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSTANT CURRENCY DATA

(In thousands)

(Unaudited)

Total Revenue

	Three Months Ended		% Change
	March 28,	March 29,	As	Constant
	2015	2014	Reported	Currency
Retail net sales	$469,369	$408,380	14.9%	21.1%
Wholesale net sales	570,365	473,663	20.4%	25.8%
Licensing revenue	41,250	35,409	16.5%	16.5%

Total revenue	$1,080,984	$917,452	17.8%	23.3%

	Fiscal Years Ended		% Change
	March 28,	March 29,	As	Constant
	2015	2014	Reported	Currency
Retail net sales	$2,134,578	$1,593,005	34.0%	36.7%
Wholesale net sales	2,065,088	1,577,517	30.9%	33.0%
Licensing revenue	171,803	140,321	22.4%	22.4%

Total revenue	$4,371,469	$3,310,843	32.0%	34.3%

Comparable Store Sales Data

	Three Months Ended		Fiscal Year Ended
	March 28, 2015		March 28, 2015
	As Reported	Constant Currency	As Reported	Constant Currency
North America	-6.7%	-5.8%	6.9%	7.7%
Europe	-5.6%	11.0%	25.1%	29.4%
Japan	12.4%	30.0%	33.9%	47.0%
Global	-5.8%	-1.7%	10.3%	11.9%